Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Skype S.à.r.l of our report dated March 4, 2011 relating to the financial statements of Skype Global S.à r.l, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers S.à r.l.

PricewaterhouseCoopers S.à r.l.

Luxembourg

April 13, 2011